Exhibit 99.1

Fate Therapeutics Reports First Quarter 2021 Financial Results and Highlights Operational Progress

IND Application Allowed by FDA for FT538 in Solid Tumors; Clinical Trial to Commence in 2021

Phase 1 Data from FT516 and FT538 Programs in Relapsed / Refractory Acute Myeloid Leukemia to be Featured at Investor Event on May 13

New Data from FT516 Phase 1 Study in Relapsed / Refractory Lymphoma to be Presented at 2021 American Society of Clinical Oncology Annual Meeting

San Diego, CA – May 5, 2021 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for patients with cancer, today reported business highlights and financial results for the first quarter ended March 31, 2021.

“During the first quarter of 2021, we strengthened our balance sheet by raising $460 million and successfully positioned our off-the-shelf, iPSC-derived NK cell pipeline to achieve significant clinical milestones across our disease franchises throughout the remainder of the year. We look forward to sharing Phase 1 clinical data from our FT516 and FT538 programs in relapsed / refractory AML at an investor event to be held alongside the ASGCT conference. We are also pleased with the clinical expansion of our FT538 program into solid tumors, where we plan to combine with FDA-approved monoclonal antibodies targeting EGFR, HER2, and PDL1,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “While we are disappointed that the PROTECT study of ProTmune did not meet its primary endpoint for prevention of acute graft-versus-host disease following allogeneic stem cell transplant, we will now turn our full attention and resources to our deep pipeline of off-the-shelf, iPSC-derived cancer immunotherapies. We would like to sincerely thank the patients, caregivers and investigators who participated in the clinical investigation of ProTmune, and we intend to share our clinical findings with that community.”

AML Disease Franchise

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Interim Phase 1 Clinical Data for FT516 and FT538 Programs to be Featured at Upcoming Investor Event. On May 13, the Company plans to host a virtual investor event to highlight interim Phase 1 clinical data from its FT516 (hnCD16 engineered iPSC-derived NK cell) and FT538 (hnCD16 + IL-15RF + CD38KO engineered iPSC-derived NK cell) programs for the treatment of relapsed / refractory acute myeloid leukemia (AML). The Phase 1 study of FT516 as a monotherapy (NCT04023071) has enrolled the first and second dose cohorts (90 million and 300 million cells per dose, respectively), and dose escalation is ongoing with enrollment in the third dose cohort (900 million cells per dose). The Phase 1 study of FT538 as a monotherapy (NCT04614636) is enrolling in the first dose cohort (100 million cells per dose). The Company is also working with investigators from the Masonic Cancer Center, University of Minnesota to initiate a Phase 1 clinical trial of FT538 in combination with the CD38-targeted monoclonal antibody daratumumab in patients with relapsed / refractory AML, a therapeutic strategy designed to exploit the product candidate’s proprietary high-affinity, non-cleavable (hnCD16) receptor and CD38 knock-out (CD38KO) to target and eliminate CD38+ leukemic blasts.

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ASGCT Symposium to Highlight Adaptive NK Cell Features and Functionality of FT538. At the 24th Annual American Society of Gene & Cell Therapy Meeting (ASGCT) to be held virtually from May 11-14, Dr. Jeffrey S. Miller, Professor of Medicine, University of Minnesota and Deputy Director of the Masonic Cancer Center, plans to present preclinical data demonstrating that the metabolic, transcriptional and functional properties of FT538 are substantially similar to those of adaptive NK cells, a discrete subset of memory-like NK cells with superior effector function. First described as a well-defined subset of NK cells that expand in cytomegalovirus (CMV) seropositive individuals (Gumá et al., 2004), adaptive NK cells exhibit increased effector function, enhanced persistence, resistance to oxidative stress, and potent serial cytotoxicity. Dr. Miller’s presentation is scheduled to be held on May 11 during a session entitled Recent Advances and Future Directions of Gene and Cellular Therapies in Immune Oncology.

B-cell Malignancy Disease Franchise

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New FT516 Phase 1 Clinical Data for B-cell Lymphoma to be Presented at ASCO. Dose escalation is ongoing with enrollment in the fourth dose cohort (900 million cells per dose) in the Phase 1 clinical trial to assess the safety and determine the maximum dose of FT516 in combination with CD20-targeted monoclonal antibody therapies for the treatment of relapsed / refractory B-cell lymphoma (BCL) (NCT04023071). The Company plans to present new clinical data from the Phase 1 study as part of a poster session at the 2021 American Society of Clinical Oncology Annual Meeting (ASCO) being held virtually from June 4-8. In December 2020, the Company reported positive interim data from the second and third dose cohorts (90 million and 300 million cells per dose, respectively), with three of four patients achieving an objective response including two complete responses.

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Submitted FT596 Protocol Amendment to FDA to Assess Multi-dose Treatment Schedule. The Phase 1 clinical trial of FT596 (CAR19 + hnCD16 + IL-15RF engineered iPSC-derived NK cell) is designed to assess the safety and determine the maximum dose of FT596 as a monotherapy and in combination with CD20-targeted monoclonal antibody therapies for the treatment of relapsed / refractory BCL and chronic lymphocytic leukemia (CLL) (NCT04245722). Dose escalation of the single-dose treatment schedule is ongoing with enrollment in the third dose cohort (300 million cells) as monotherapy and in combination with rituximab for the treatment of BCL, and in the first dose cohort (30 million cells) as a monotherapy for the treatment of CLL. The Company has submitted a protocol amendment to the U.S. Food and Drug Administration (FDA) to also assess administration of multi-dose treatment schedules for FT596.

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FT819 Product Attributes to be Featured in Oral Presentation at ASGCT. The Company is preparing to initiate a multi-center Phase 1 clinical trial of FT819, the first-ever off-the-shelf, allogeneic CAR T-cell therapy derived from a clonal master iPSC line, for patients with BCL, CLL, or acute lymphoblastic leukemia (ALL). In an oral presentation at ASGCT, the Company plans to describe the generation of the clonal master engineered iPSC line for FT819 using its proprietary iPSC platform, and to present preclinical data of FT819 characterizing its phenotypic and functional profile, including its expression of memory, activation and exhaustion markers, and its anti-tumor activity in comparison to primary CAR T cells. FT819 is engineered with several first-of-kind features designed to improve the safety and efficacy of CAR T-cell therapy including a novel 1XX CAR signaling domain targeting CD19+ malignancies (1XX-CAR19) that extends T-cell effector function without eliciting exhaustion; integration of the CAR transgene directly into the T-cell receptor alpha constant (TRAC) locus, which promotes uniform CAR expression and enhances T-cell potency; and complete bi-allelic disruption of T-cell receptor expression to prevent graft-versus-host disease.

Multiple Myeloma Franchise

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Phase 1 Study for FT538 in Combination with Daratumumab Set for Initiation. The Phase 1 clinical trial is designed to assess three once-weekly doses of FT538 in combination with the CD38-targeted monoclonal antibody, daratumumab, for patients with relapsed / refractory multiple myeloma (NCT04614636). The Company will initiate enrollment at 100 million cells per dose upon clearance of the first dose cohort in the study’s AML regimen assessing FT538 as monotherapy.

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FT576 Preclinical Data Presented at AACR Demonstrate Super Anti-tumor Activity. At the American Association for Cancer Research Annual Meeting 2021 (AACR) in April, the Company presented preclinical data for FT576 (CAR-BCMA + hnCD16 + IL-15RF + CD38KO engineered iPSC-derived NK cells), demonstrating superior in vivo persistence and anti-tumor activity as compared to cytokine-expanded primary NK cells in a disseminated xenograft model of multiple myeloma. In addition, the Company observed that multi-antigen targeting of FT576 in combination with daratumumab exhibits greater in vivo efficacy compared to primary CAR T cells in combination with a gamma secretase inhibitor. FT576 is derived from a clonal master iPSC line engineered with four functional components designed to enable multi-antigen targeting of myeloma cells, augment antibody-dependent cellular cytotoxicity (ADCC), promote NK cell activation without exogenous cytokine support, enhance cell persistence and prevent anti-CD38 monoclonal antibody-induced fratricide. The Company is preparing to initiate a multi-center Phase 1 clinical trial to assess single-dose and multi-dose treatment regimens of FT576 as monotherapy and in combination with CD38-targeted monoclonal antibody therapy for the treatment of relapsed / refractory multiple myeloma.

Solid Tumor Franchise

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IND Application Allowed by FDA for FT538 in Combination with Monoclonal Antibody Therapy for Solid Tumors. The Company plans to initiate a multi-center Phase 1 clinical trial to assess the safety and determine the maximum dose of FT538 in combination with monoclonal antibody therapy for the treatment of a broad array of solid tumors. The novel therapeutic strategy is designed to exploit the product candidate’s hnCD16 receptor to promote ADCC, a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. The clinical protocol includes combination with three monoclonal antibodies: EGFR-targeted cetuximab; HER2-targeted trastuzumab; and PDL1-targeted avelumab. Each patient is eligible to receive up to two FT538 treatment cycles, with each cycle consisting of three days of outpatient lympho‑conditioning, three once-weekly infusions of FT538, and monoclonal antibody therapy.

•	Preclinical Studies of FT536 CAR MICA/B Program Demonstrate Superiority over Primary NK Cells. At AACR, the Company highlighted its development of FT536, a novel CAR NK cell product candidate targeting the alpha-3 domain of the pan-tumor associated stress antigens MICA and MICB. In preclinical studies designed to increase the density of stress antigen expression and sensitivity of tumor cells to NKG2D-mediated recognition and killing by NK cells, FT536 demonstrated superior anti-tumor activity compared to cytokine-expanded primary NK cells across a broad array of cancer cell lines. The Company plans to submit an IND application in the second half of 2021 to initiate a Phase 1 clinical trial of FT536 for the treatment of solid tumors.

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Novel B7H3-targeted Binding Domain Selected for Development of iPSC-derived CAR NK Cell Program. At AACR, the Company presented preclinical data demonstrating anti-tumor activity of its novel B7H3 binding domain, including when incorporated in a tri-specific NK cell engager (TriKE), a primary CAR T cell, and an iPSC-derived CAR NK cell. B7H3 is an immune checkpoint molecule of the B7 protein superfamily with broad expression in cancer and its upregulation is associated with metastatic cancer and poor prognosis. The Company is conducting preclinical development of multiplexed-engineered, iPSC-derived CAR B7H3 NK cell and T-cell product candidates for solid tumors.

ProTmune™

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Phase 2 PROTECT Study Did Not Meet Primary Endpoint for Prevention of Acute GvHD. The randomized, controlled and double-blinded PROTECT study was designed to assess the safety and efficacy of ProTmune, a patient-specific hematopoietic cell graft manufactured on-site at local transplant centers using the Company’s ex vivo small molecule modulation technology, for patients undergoing allogeneic stem cell transplant. The results failed to show a statistically-significant difference between ProTmune and control with respect to the primary endpoint of cumulative incidence of Grades 2-4 acute GvHD by Day 100, and the Company is discontinuing development of ProTmune.

Other Corporate Highlights

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Completed $460 Million Public Offering. In January 2021, the Company completed an underwritten public offering of 5.1 million shares of its common stock priced at $85.50 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase 0.3 million shares of its common stock priced at $85.499 per pre-funded warrant.

First Quarter 2021 Financial Results

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Cash & Investment Position: Cash, cash equivalents and investments as of March 31, 2021 were $888.4 million. This amount includes net proceeds to the Company of approximately $432 million from the January 2021 underwritten public offering.

•	Total Revenue: Revenue was $11.1 million for the first quarter of 2021, which was derived from the Company’s collaborations with Janssen and Ono Pharmaceutical.
•	R&D Expenses: Research and development expenses were $44.9 million for the first quarter of 2021, which includes $8.5 million of non-cash stock-based compensation expense.
•	G&A Expenses: General and administrative expenses were $12.5 million for the first quarter of 2021, which includes $4.5 million of non-cash stock-based compensation expense.
•	Shares Outstanding: Common shares outstanding were 93.9 million, and preferred shares outstanding were 2.8 million, as of March 31, 2021. Each preferred share is convertible into five common shares.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Wednesday, May 5, 2021 at 5:00 p.m. ET to review financial and operating results for the quarter ended March 31, 2021. In order to participate in the conference call, please dial 800-708-4539 (toll free) or 847-619-6396 (toll) and refer to conference ID 50156207. The live webcast can be accessed under "Events & Presentations" in the Investors section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 350 issued patents and 150 pending patent applications.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of IgG1 antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in a multi-dose Phase 1 clinical trial as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-targeted monoclonal antibodies for the treatment of advanced B-cell lymphoma (NCT04023071). Additionally, FT516 is being investigated in a multi-dose Phase 1 clinical trial in combination with avelumab for the treatment of advanced solid tumor resistant to anti-PDL1 checkpoint inhibitor therapy (NCT04551885).

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that augments NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors enhances cytotoxic activity, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in a multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell lymphoma as a monotherapy and in combination with rituximab, and for the treatment of relapsed / refractory chronic lymphocytic leukemia (CLL) as a monotherapy and in combination with obinutuzumab (NCT04245722).

About FT538

FT538 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three functional components: a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; an IL-15 receptor fusion (IL-15RF) that augments NK cell activity; and the deletion of the CD38 gene (CD38KO), which promotes persistence and function in high oxidative stress environments. FT538 is designed to enhance innate immunity in cancer patients, where endogenous NK cells are typically diminished in both number and function due to prior treatment regimens and tumor suppressive mechanisms. In preclinical studies, FT538 has shown superior NK cell effector function, as compared to peripheral blood NK cells, with the potential to confer significant anti-tumor activity to patients through multiple mechanisms of action. FT538 is being investigated in a multi-dose Phase 1 clinical trial for the treatment of acute myeloid leukemia (AML) and in combination with daratumumab, a CD38-targeted monoclonal antibody therapy, for the treatment of multiple myeloma (NCT04614636).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for patients with cancer. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline includes off-the-shelf, iPSC-derived natural killer (NK) cell and T-cell product candidates, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens using chimeric antigen receptors (CARs). Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, the timing for the Company’s receipt of data from its clinical trials and preclinical studies, the initiation of additional clinical trials of the Company’s product candidates and the submission of IND applications for additional programs, the Company’s development and regulatory strategy, and the therapeutic and market potential of the Company’s product candidates and the Company’s plans to open its new corporate headquarters. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that the Company’s product candidates may not demonstrate the requisite safety or efficacy to achieve regulatory approval or to warrant further development, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials, the amount and type of data to be generated, or otherwise to support regulatory approval, difficulties or delays in patient enrollment and continuation in the Company’s ongoing and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), risks related to the impact of the COVID-19 pandemic on various aspects of the Company’s business and operations, including its ability to initiate, conduct and complete its clinical trials, and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2021	2020

Collaboration revenue	$11,142	$2,515
Operating expenses:
Research and development	44,852	29,278
General and administrative	12,500	7,729
Total operating expenses	57,352	37,007
Loss from operations	(46,210)	(34,492)
Other income:
Interest income	377	972
Change in fair value of stock price appreciation milestones	744	—
Total other income, net	1,121	972
Net loss	$(45,089)	$(33,520)
Other comprehensive income (loss):
Unrealized gain (loss) on available-for-sale securities, net	(330)	120
Comprehensive loss	$(45,419)	$(33,400)
Net loss per common share, basic and diluted	$(0.48)	$(0.44)
Weighted–average common shares used to compute basic and diluted net loss per share	93,431,877	75,886,964

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	December 31,
	2021	2020

Assets
Current assets:
Cash and cash equivalents	$106,413	$167,347
Accounts receivable	6,945	5,515
Short-term investments and related maturity receivables	683,722	315,569
Prepaid expenses and other current assets	7,236	5,892
Total current assets	804,316	494,323
Long-term investments	98,284	—
Operating lease right-of-use assets	67,295	67,084
Other long-term assets	76,069	61,050
Total assets	$1,045,964	$622,457

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$29,929	$21,847
Deferred revenue, current portion	21,033	21,144
CIRM award liability, current portion	3,200	3,200
Operating lease liabilities, current portion	4,412	3,355
Stock price appreciation milestones, current portion	36,003	36,018
Total current liabilities	94,577	85,564
Deferred revenue, net of current portion	43,025	46,021
CIRM award liability, net of current portion	800	800
Operating lease liabilities, net of current portion	106,512	93,943
Stock price appreciation milestones, net of current portion	10,955	11,684
Stockholders’ equity	790,095	384,445
Total liabilities and stockholders’ equity	$1,045,964	$622,457

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com